Condensed Consolidated Statements of Earnings (Loss)
(in millions of Canadian dollars except where noted)

	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2024	2023	2024	2023
Revenues (Note 3)	638	1,017	2,167	2,731
Fuel and purchased power (Note 4)	213	269	690	782
Carbon compliance (Note 4)	41	28	73	85
Gross margin	384	720	1,404	1,864
Operations, maintenance and administration (Note 4)	143	131	421	389
Depreciation and amortization	133	140	388	489
Asset impairment charges (reversals) (Note 5)	20	(58)	26	(74)
Taxes, other than income taxes	10	8	27	26
Net other operating income	(13)	(11)	(37)	(34)
Operating income	91	510	579	1,068
Equity income (loss)	(1)	—	3	1
Finance lease income	3	2	9	10
Interest income	4	16	19	47
Interest expense (Note 6)	(83)	(69)	(232)	(215)
Foreign exchange loss	(6)	(5)	(12)	—
Gain (loss) on sale of assets and other	1	(1)	4	4
Earnings before income taxes	9	453	370	915
Income tax expense (Note 7)	31	34	88	65
Net earnings (loss)	(22)	419	282	850
Net earnings (loss) attributable to:
TransAlta shareholders	(23)	386	268	754
Non-controlling interests (Note 8)	1	33	14	96
	(22)	419	282	850

Net earnings (loss) attributable to TransAlta shareholders	(23)	386	268	754
Preferred share dividends (Note 18)	13	14	26	26
Net earnings (loss) attributable to common shareholders	(36)	372	242	728
Weighted average number of common shares outstanding in the period (millions)	296	263	303	265
Net earnings (loss) per share attributable to common shareholders, basic and diluted (Note 17)	(0.12)	1.41	0.80	2.75
See accompanying notes.

F1	TransAlta Corporation

Condensed Consolidated Statements of Comprehensive Income
(in millions of Canadian dollars)

	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2024	2023	2024	2023
Net earnings (loss)	(22)	419	282	850
Other comprehensive income
Net actuarial gains (loss) on defined benefit plans, net of tax(1)	(3)	12	8	15
Total items that will not be reclassified subsequently to net earnings	(3)	12	8	15
Gains (losses) on translating net assets of foreign operations	(5)	4	9	(9)
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(2)	6	(7)	(7)	2
Gains on derivatives designated as cash flow hedges, net of tax(3)	81	20	147	72
Reclassification of losses (gains) on derivatives designated as cash flow hedges to net earnings, net of tax(4)	(10)	16	—	48
Total items that will be reclassified subsequently to net earnings	72	33	149	113
Other comprehensive income	69	45	157	128
Total comprehensive income	47	464	439	978

Total comprehensive income attributable to:
TransAlta shareholders	46	441	425	907
Non-controlling interests (Note 8)	1	23	14	71
	47	464	439	978
(1)Net of income tax recovery of $1 million and expense of $2 million for three and nine months ended Sept. 30, 2024 (Sept. 30, 2023 – $5 million expense for both periods).
(2)Net of income tax expense of $1 million and recovery of $1 million for three and nine months ended Sept. 30, 2024 (Sept. 30, 2023 – nil for both periods).
(3)Net of income tax expense of $22 million and $38 million for three and nine months ended Sept. 30, 2024 (Sept. 30, 2023 – $4 million and $19 million expense).
(4)Net of reclassification of income tax recovery of $2 million and expense of $1 million for three and nine months ended Sept. 30, 2024 (Sept. 30, 2023 – $4 million and $14 million expense).

See accompanying notes.

TransAlta Corporation	F2

Condensed Consolidated Statements of Financial Position
(in millions of Canadian dollars)

Unaudited	Sept. 30, 2024	Dec. 31, 2023
Current assets
Cash and cash equivalents	401	348
Restricted cash (Note 15)	66	69
Trade and other receivables	783	807
Prepaid expenses and other	51	48
Risk management assets (Note 10 and 11)	232	151
Inventory	157	157
	1,690	1,580
Non-current assets
Investments	148	138
Long-term portion of finance lease receivables (Note 12)	205	171
Risk management assets (Note 10 and 11)	100	52
Property, plant and equipment (Note 13)	5,545	5,714
Right-of-use assets	115	117
Intangible assets	205	223
Goodwill	464	464
Deferred income tax assets	12	21
Other assets	170	179
Total assets	8,654	8,659

Current liabilities
Bank overdraft	—	3
Accounts payable and accrued liabilities (Note 9)	640	797
Current portion of decommissioning and other provisions (Note 14)	78	35
Risk management liabilities (Note 10 and 11)	193	314
Current portion of contract liabilities	11	3
Income taxes payable	48	9
Dividends payable (Note 17 and 18)	18	49
Exchangeable securities (Note 2)	747	—
Current portion of long-term debt and lease liabilities (Note 15)	540	532
	2,275	1,742
Non-current liabilities
Credit facilities, long-term debt and lease liabilities (Note 15)	2,879	2,934
Exchangeable securities (Note 2)	—	744
Decommissioning and other provisions (Note 14)	668	654
Deferred income tax liabilities	384	386
Risk management liabilities (Note 10 and 11)	299	274
Contract liabilities	16	10
Defined benefit obligation and other long-term liabilities (Note 16)	212	251
Equity
Common shares (Note 17)	3,191	3,285
Preferred shares (Note 18)	942	942
Contributed surplus	34	41
Deficit	(2,346)	(2,567)
Accumulated other comprehensive income (loss)	(7)	(164)
Equity attributable to shareholders	1,814	1,537
Non-controlling interests (Note 8)	107	127
Total equity	1,921	1,664
Total liabilities and equity	8,654	8,659
Commitments and contingencies (Note 19)
Subsequent events (Note 22)
See accompanying notes.

F3	TransAlta Corporation

Condensed Consolidated Statements of Changes in Equity
(in millions of Canadian dollars)

Unaudited 9 months ended Sept. 30, 2024	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2023	3,285	942	41	(2,567)	(164)	1,537	127	1,664
Net earnings	—	—	—	268	—	268	14	282
Other comprehensive income:
Net losses on translating net assets of foreign operations, net of hedges and of tax	—	—	—	—	2	2	—	2
Net gains on derivatives designated as cash flow hedges, net of tax	—	—	—	—	147	147	—	147
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	8	8	—	8
Total comprehensive income	—	—	—	268	157	425	14	439
Common share dividends (Note 17)	—	—	—	(35)	—	(35)	—	(35)
Preferred share dividends (Note 18)	—	—	—	(26)	—	(26)	—	(26)
Shares purchased under normal course issuer bid ("NCIB") (Note 17)	(128)	—	—	14	—	(114)	—	(114)
Provision for repurchase of shares under the automatic share purchase plan ("ASPP") (Note 17)	19	—	—	—	—	19	—	19
Share-based payment plans and stock options exercised	15	—	(7)	—	—	8	—	8
Distributions declared to non-controlling interests (Note 8)	—	—	—	—	—	—	(34)	(34)
Balance, Sept. 30, 2024	3,191	942	34	(2,346)	(7)	1,814	107	1,921

9 months ended Sept. 30, 2023	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2022	2,863	942	41	(2,514)	(222)	1,110	879	1,989
Net earnings	—	—	—	754	—	754	96	850
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and tax	—	—	—	—	(7)	(7)	—	(7)
Net gains on derivatives designated as cash flow hedges, net of tax	—	—	—	—	120	120	—	120
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	15	15	—	15
Intercompany and third-party FVTOCI investments	—	—	—	—	25	25	(25)	—
Total comprehensive income	—	—	—	754	153	907	71	978
Common share dividends (Note 17)	—	—	—	(30)	—	(30)	—	(30)
Preferred share dividends (Note 18)	—	—	—	(26)	—	(26)	—	(26)
Shares purchased under NCIB (Note 17)	(65)	—	—	(6)	—	(71)	—	(71)
Effect of share-based payment plans	10	—	(8)	—	—	2	—	2
Distributions paid and payable, to non-controlling interests (Note 8)	—	—	—	—	—	—	(179)	(179)
Balance, Sept. 30, 2023	2,808	942	33	(1,822)	(69)	1,892	771	2,663
See accompanying notes.

TransAlta Corporation	F4

Condensed Consolidated Statements of Cash Flows
(in millions of Canadian dollars)

	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2024	2023	2024	2023
Operating activities
Net earnings (loss)	(22)	419	282	850
Depreciation and amortization	133	140	388	489
Loss (gain) on sale of assets and other	—	1	(1)	(3)
Accretion of provisions (Note 6)	12	10	36	37
Decommissioning and restoration costs settled	(10)	(6)	(29)	(22)
Deferred income tax expense (recovery) (Note 7)	(32)	(3)	(35)	10
Unrealized loss (gain) from risk management activities	59	(174)	(60)	(87)
Unrealized foreign exchange loss (gain)	7	(30)	3	(28)
Provisions and contract liabilities	—	(3)	2	(3)
Asset impairment charges (reversals) (Note 5)	20	(58)	26	(74)
Equity loss, net of distributions from investments	2	3	1	5
Other non-cash items	12	27	27	(9)
Cash flow from operations before changes in working capital	181	326	640	1,165
Change in non-cash operating working capital balances	48	355	(59)	(11)
Cash flow from operating activities	229	681	581	1,154
Investing activities
Additions to property, plant and equipment (Note 13)	(74)	(165)	(200)	(641)
Additions to intangible assets	(3)	(3)	(7)	(9)
Restricted cash (Note 15)	(23)	(22)	4	5
Repayment from loan receivable	—	3	—	8
Investments	(1)	—	(1)	(10)
Proceeds on sale of property, plant and equipment	1	1	3	28
Realized gain (loss) on financial instruments	(1)	5	—	18
Decrease in finance lease receivable	5	14	15	40
Other	4	(7)	18	(15)
Change in non-cash investing working capital balances	(1)	(50)	(30)	(15)
Cash flow used in investing activities	(93)	(224)	(198)	(591)
Financing activities
Net increase (decrease) in borrowings under credit facilities (Note 15)	(1)	(55)	(3)	32
Repayment of long-term debt (Note 15)	(22)	(22)	(87)	(131)
Issuance of long-term debt	—	39	—	39
Dividends paid on common shares (Note 17)	(19)	(14)	(54)	(44)
Dividends paid on preferred shares (Note 18)	(13)	(14)	(39)	(39)
Repurchase of common shares under NCIB (Note 17)	(24)	—	(114)	(73)
Proceeds on issuance of common shares	1	—	5	4
Realized loss on financial instruments	—	(32)	—	(32)
Distributions paid to subsidiaries' non-controlling interests (Note 8)	(10)	(75)	(34)	(204)
Decrease in lease liabilities	(1)	(3)	(3)	(8)
Financing fees and other	—	1	(1)	1
Change in non-cash financing working capital balances	1	—	(5)	—
Cash flow used in financing activities	(88)	(175)	(335)	(455)
Cash flow from operating, investing and financing activities	48	282	48	108
Effect of translation on foreign currency cash	2	(3)	5	(11)
Increase in cash and cash equivalents	50	279	53	97
Cash and cash equivalents, beginning of period	351	952	348	1,134
Cash and cash equivalents, end of period	401	1,231	401	1,231
Cash taxes paid	19	1	56	71
Cash interest paid	54	61	187	200
Cash interest received	3	14	16	44
See accompanying notes.

F5	TransAlta Corporation

Notes to the Condensed Consolidated Financial Statements
(Unaudited)
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)
1. Corporate Information
A. Description of the Business
TransAlta Corporation (“TransAlta” or the “Company”) was incorporated under the Canada Business Corporations Act in March 1985. The Company became a public company in December 1992. The Company's head office is located in Calgary, Alberta.
B. Basis of Preparation
These unaudited interim condensed consolidated financial statements have been prepared in compliance with International Financial Reporting Standard ("IFRS") and International Accounting Standard ("IAS") 34 Interim Financial Reporting using the same accounting policies as those used in the Company's most recent audited annual consolidated financial statements, except as outlined in Note 2. These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Company's audited annual consolidated financial statements. Accordingly, they should be read in conjunction with the Company's most recent audited annual consolidated financial statements which are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
The unaudited interim condensed consolidated financial statements include the accounts of the Company and the subsidiaries that it controls.
The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments, which are stated at fair value.
These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. Interim results will fluctuate due to plant maintenance schedules, the seasonal demands for electricity and changes in energy prices. Consequently, interim condensed results are not necessarily indicative of annual results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs.
These unaudited interim condensed consolidated financial statements were authorized for issue by the Audit, Finance and Risk Committee on behalf of TransAlta's Board of Directors (the "Board") on Nov. 4, 2024.
C. Significant Accounting Judgements and Key Sources of Estimation Uncertainty
The preparation of these unaudited interim condensed consolidated financial statements in accordance with IAS 34 requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. These estimates are subject to uncertainty. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.
In the process of applying the Company’s accounting policies, management has to make judgments and estimates about matters that are highly uncertain at the time the estimate is made and that could significantly affect the amounts recognized in the unaudited interim condensed consolidated financial statements. Different estimates with respect to key variables used in the calculations, or changes to estimates, could potentially have a material impact on the Company’s financial position or performance.
Refer to Note 2(P) of the Company's 2023 audited annual consolidated financial statements for further details on the significant accounting judgments and key sources of estimation uncertainty.

TransAlta Corporation	F6

During the three and nine months ended Sept. 30, 2024, there were no significant changes in estimates, however, significant estimation uncertainty and judgment is applied in determining the recoverable amount of the Wind and Solar segment, due to the sensitivity of the significant assumptions to the future cash flows and the effect that changes in these assumptions would have on the recoverable amount.
For the purposes of the 2024 goodwill impairment review, the Company determined the recoverable amounts of the Wind and Solar segment by calculating the fair value less costs of disposal using discounted cash flow projections. In 2024, the Company relied on the recoverable amounts determined in 2022 for the Hydro and Energy Marketing segments in performing the 2024 goodwill impairment review. The recoverable amounts are based on the Company's long-range forecasts for the periods extending to the last planned asset retirement in 2072. The resulting fair value measurements are categorized within Level III of the fair value hierarchy. No impairment of goodwill arose for any segment.
The significant assumptions impacting the determination of fair value for the Wind and Solar segment, with a high degree of subjectivity, are the following:
• Forecasts of sales prices for each facility are determined by taking into consideration contract prices for facilities subject to long- or short-term contracts, forward price curves for merchant plants and regional supply-demand balances. Where forward price curves are not available for the duration of the facility’s useful life, prices are determined by extrapolation techniques using historical industry and Company-specific data. Merchant electricity prices used in Wind and Solar models ranged between $40 to $225 per MWh during the forecast period (2023 – $35 to $238 per MWh).
• Discount rates used ranged from 6.4 to 7.3 per cent (2023 – 6.4 to 7.5 per cent).
• The White Rock and the Horizon Hill wind facilities are subject to location specific price basis, sourced from third party analysis. This analysis is based on models of the transmission system, including assumptions around potential system upgrades as well as forecasted generation and load in the area.
Refer to Note 2(P)(I) of the Company's 2023 audited annual consolidated financial statements for further details on significant accounting judgments and key sources of estimation uncertainty of impairment of property, plant and equipment and goodwill.
2. Material Accounting Policies
The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended Dec. 31, 2023, except for the adoption of new standards effective as of Jan. 1, 2024.
A. Current Accounting Changes
Amendments to IAS 1 Non-current Liabilities with Covenants and Classification of Liabilities as Current or Non-current
In October 2022, the International Accounting Standards Board ("IASB") issued Non-current Liabilities with Covenants, which amends IAS 1 Presentation of Financial Statements, to clarify how conditions with which an entity must comply within 12 months after the reporting period affect the classification of a liability. In January 2020, the IASB issued Classification of Liabilities as Current or Non-current, which amends IAS 1 Presentation of Financial Statements regarding the classification of liabilities as current or non‐current, clarifying that contractual rights and conditions existing at the end of the reporting period are relevant in determining whether the Company has a right to defer settlement of a liability by at least 12 months.
Additionally, the IASB clarified that the classification of a liability is unaffected by the likelihood that an entity will exercise its deferral right. The amendments are applied retrospectively, effective for annual periods beginning on or after Jan. 1, 2024, and were adopted by the Company on that date.
The Company has an Investment Agreement whereby Brookfield Renewable Partners or its affiliates (collectively, "Brookfield") agreed to invest $750 million in TransAlta through the purchase of exchangeable securities ("Exchangeable Securities"), which are exchangeable into an equity ownership interest in TransAlta’s Alberta hydro assets in the future. On Jan. 1, 2024, the Company reclassified the Exchangeable Securities from non-current liabilities to current liabilities as the conversion option can be exercised at any time after Jan. 1, 2025, although there is no obligation to deliver cash equivalent resources and the holder cannot call for repayment. This accounting is consistent with the amendment.
B. Future Accounting Changes
On May 29, 2024, the IASB issued Amendments to the Classification and Measurement of Financial Instruments effective Jan. 1, 2026 impacting IFRS 7 and 9. The IASB amended the requirements related to settling financial liabilities using an electronic payment system; and assessing contractual cash flow characteristics of financial

F7	TransAlta Corporation

assets, including those with ESG-linked features. The Company is currently evaluating the impacts to the financial statements.
On April 9, 2024, the IASB issued a new standard, IFRS 18 Presentation and Disclosure in Financial Statements, which introduced new requirements for improved comparability in the statement of profit or loss, enhanced transparency of management-defined performance measures and more useful grouping of information in the financial statements. The standard is effective for annual reporting periods beginning on or after Jan. 1, 2027. The Company is currently evaluating the impacts to the financial statements.

C. Comparative Figures
Certain comparative figures have been reclassified to conform to the current period’s presentation. These reclassifications did not impact previously reported net earnings.

3. Revenue
Disaggregation of Revenue
The majority of the Company's revenues are derived from the sale of power, capacity, environmental and tax attributes, and from asset optimization activities, which the Company disaggregates into the following groups for the purpose of determining how economic factors affect the recognition of revenue.

3 months ended Sept. 30, 2024	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Total
Revenues from contracts with customers
Power and other	7	38	116	4	—	165
Environmental and tax attributes(1)	8	13	—	—	—	21
Revenue from contracts with customers	15	51	116	4	—	186
Revenue from derivatives and other trading activities(2)	5	(73)	61	81	55	129
Revenue from merchant sales	83	17	132	80	—	312
Other(3)	2	4	5	—	—	11
Total revenue	105	(1)	314	165	55	638
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	8	13	—	3	—	24
Over time	7	38	116	1	—	162
Total revenue from contracts with customers	15	51	116	4	—	186
(1)The environmental and tax attributes represent environmental attributes and production tax transfer sales not bundled with power and other sales.
(2)Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly from period to period and impact movements in derivative positions.
(3)Other revenue includes production tax credits related to US wind facilities subject to tax equity financing arrangements, total lease income from long-term contracts that meet the criteria of operating leases and other miscellaneous revenues.

TransAlta Corporation	F8

3 months ended Sept. 30, 2023	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Total
Revenues from contracts with customers
Power and other(1)	8	33	89	5	—	135
Environmental and tax attributes(2)	—	3	—	—	—	3
Revenue from contracts with customers	8	36	89	5	—	138
Revenue from derivatives and other trading activities(1)(3)	12	(5)	26	60	86	179
Revenue from merchant sales	139	25	395	123	—	682
Other(4)	4	2	12	—	—	18
Total revenue	163	58	522	188	86	1,017
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	—	3	—	4	—	7
Over time	8	33	89	1	—	131
Total revenue from contracts with customers	8	36	89	5	—	138
(1)In the Wind and Solar segment, $3 million of mark-to-market losses were reclassified from Revenue from contracts with customers to Revenue from derivatives and other trading activities to conform to the current period's presentation.
(2)The environmental and tax attributes represent environmental attributes and production tax transfer sales not bundled with power and other sales.
(3)Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly from period to period and impact movements in derivative positions.
(4)Other revenue includes production tax credits related to US wind facilities subject to tax equity financing arrangements, total lease income from long-term contracts that meet the criteria of operating leases and other miscellaneous revenues.

F9	TransAlta Corporation

9 months ended Sept. 30, 2024	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate(1)	Total
Revenues from contracts with customers
Power and other	23	168	353	10	—	—	554
Environmental and tax attributes(2)	61	61	—	—	—	(34)	88
Revenue from contracts with customers	84	229	353	10	—	(34)	642
Revenue from derivatives and other trading activities(3)	15	(53)	218	226	154	—	560
Revenue from merchant sales	210	52	441	225	—	—	928
Other(4)	7	11	19	—	—	—	37
Total revenue	316	239	1,031	461	154	(34)	2,167
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	61	61	—	9	—	(34)	97
Over time	23	168	353	1	—	—	545
Total revenue from contracts with customers	84	229	353	10	—	(34)	642
(1)The elimination of intercompany sales is reflected in the Corporate segment.
(2)The environmental and tax attributes represent environmental attributes and production tax transfer sales not bundled with power and other sales.
(3)Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly from period to period and impact movements in derivative positions.
(4)Other revenue includes production tax credits related to US wind facilities subject to tax equity financing arrangements, total lease income from long-term contracts that meet the criteria of operating leases and other miscellaneous revenues.

TransAlta Corporation	F10

9 months ended Sept. 30, 2023	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other(1)	24	136	282	10	—	—	452
Environmental and tax attributes(2)	9	23	—	—	—	—	32
Revenue from contracts with customers	33	159	282	10	—	—	484
Revenue from derivatives and other trading activities(1)(3)	37	3	(132)	190	181	1	280
Revenue from merchant sales	378	76	1,085	376	—	—	1,915
Other(4)	8	11	33	—	—	—	52
Total revenue	456	249	1,268	576	181	1	2,731
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	9	23	—	9	—	—	41
Over time	24	136	282	1	—	—	443
Total revenue from contracts with customers	33	159	282	10	—	—	484
(1)In the Wind and Solar segment, $5 million of mark-to-market revenues were reclassified from Revenue from contracts with customers to Revenue from derivatives and other trading activities to conform to the current period's presentation.
(2)The environmental and tax attributes represent environmental attributes and production tax transfer sales not bundled with power and other sales.
(3)Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly from period to period and impact movements in derivative positions.
(4)Other revenue includes production tax credits related to US wind facilities subject to tax equity financing arrangements, total lease income from long-term contracts that meet the criteria of operating leases and other miscellaneous revenues.

4. Expenses by Nature
Fuel, Purchased Power and Operations, Maintenance and Administration ("OM&A")
Fuel and purchased power and OM&A expenses are classified by nature as follows:

	3 months ended Sept. 30				9 months ended Sept. 30
	2024		2023		2024		2023
	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A
Gas fuel costs	81	—	89	—	264	—	270	—
Coal fuel costs	41	—	48	—	78	—	130	—
Royalty, land lease, other direct costs	5	—	5	—	23	—	19	—
Purchased power	86	—	127	—	325	—	363	—
Salaries and benefits	—	67	—	61	—	201	—	191
Other operating expenses	—	76	—	70	—	220	—	198
Total	213	143	269	131	690	421	782	389

F11	TransAlta Corporation

Carbon Compliance
As at Sept. 30, 2024, the Company holds 878,945 emission credits in inventory that were purchased externally with a recorded book value of $35 million (Dec. 31, 2023 – 962,548 emission credits with a recorded book value of $45 million). The Company also has 2,107,411 (Dec. 31, 2023 – 3,121,837) of internally generated eligible emission credits from the Company's Wind and Solar and Hydro segments which have no recorded book value.
Emission credits can be sold externally or can be used to offset future emission obligations from our gas facilities located in Alberta, where the compliance price of carbon is expected to increase, resulting in a reduced cash cost for carbon compliance in the year of settlement. The compliance price of carbon for the 2023 obligation was $65 per tonne. It increased to $80 per tonne in 2024.
During the second quarter of 2024, the Company utilized 978,894 emission credits with a carrying value of $22 million, to settle a portion of the 2023 carbon compliance obligation. During the three and nine months ended Sept. 30, 2024, nil and $42 million, respectively, was recognized as a reduction in the Company's carbon compliance costs.
5. Asset Impairment Charges (Reversals)
The Company recognized the following asset impairment charges (reversals):

	3 months ended Sept. 30		9 months ended Sept. 30
3 months ended Sept. 30	2024	2023	2024	2023
Changes in decommissioning and restoration provisions on retired assets	17	(64)	14	(60)
Project development costs(1)	3	—	12	—
Property, plant and equipment impairment charges	—	6	—	(14)
Asset impairment charges (reversals)	20	(58)	26	(74)
(1)The Company recorded an impairment in the Corporate segment related to projects that are no longer proceeding.
During the three and nine months ended Sept. 30, 2024, the Company recorded asset impairment charges in 2024 and asset impairment reversals in 2023 due to changes in discount rates and cash flow revisions on retired assets. Refer to Note 14 for further details.
During the three months ended Sept. 30, 2023, the Company recorded net impairment charges of $6 million related to Wind and Solar assets. During the nine months ended Sept. 30, 2023, the Company recorded net impairment reversals of $10 million and $4 million related to Hydro and Wind and Solar assets, respectively. Refer to Note 7 of the Company's 2023 audited annual consolidated financial statements for further details.

TransAlta Corporation	F12

6. Interest Expense
The components of interest expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2024	2023	2024	2023
Interest on debt	49	51	148	152
Interest on exchangeable debentures(1)	7	7	22	22
Interest on exchangeable preferred shares(2)	7	7	21	21
Capitalized interest (Note 13)	—	(15)	(16)	(41)
Interest on lease liabilities	2	3	7	7
Credit facility fees, bank charges and other interest	6	6	14	17
Accretion of provisions (Note 14)	12	10	36	37
Interest expense	83	69	232	215
(1)On May 1, 2019, Brookfield invested $350 million in exchange for seven per cent unsecured subordinated debentures due May 1, 2039.
(2)On Oct. 30, 2020, Brookfield invested $400 million in the Company in exchange for redeemable, retractable first preferred shares (Series I). The Series I Preferred Shares are accounted for as current debt and the exchangeable preferred share dividends are reported as interest expense. On Oct. 23, 2024, the Company declared a dividend of $7 million in aggregate on the Series I Preferred Shares at the fixed rate of 1.76 per cent, per share, payable on Nov. 30, 2024.

7. Income Taxes
The components of income tax expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2024	2023	2024	2023
Current income tax expense	63	37	123	55
Deferred income tax expense (recovery) related to the origination and reversal of temporary differences	(29)	80	(4)	190
Deferred income tax expense (recovery) related to temporary difference on investment in subsidiaries	1	—	(5)	1
Reversal of write-down of unrecognized deferred income tax assets(1)	(4)	(83)	(26)	(181)
Income tax expense	31	34	88	65

Current income tax expense	63	37	123	55
Deferred income tax expense (recovery)	(32)	(3)	(35)	10
Income tax expense	31	34	88	65
(1)During the three and nine months ended Sept. 30, 2024, the Company had a $4 million and $26 million reversal of write-down of deferred tax assets, respectively (Sept. 30, 2023 - $83 million and $181 million reversal of write-down, respectively). The deferred income tax assets mainly relate to the tax benefits associated with tax losses related to the Company's directly owned US operations and other deductible differences.
In Canada, the Global Minimum Tax Act (“GMTA”), implementing the Pillar 2 rules, was enacted on June 19, 2024. As enacted, the Pillar Two rules in the GMTA would apply to the income of the Company as well as the Company’s US and Australian subsidiaries for the year beginning on Jan. 1, 2024. Based on an assessment performed for the three months ended Sept. 30, 2024, Pillar Two top-up taxes will not be applicable in any of the jurisdictions in which the Company operates.

F13	TransAlta Corporation

8. Non-Controlling Interests
The Company’s subsidiaries and operations that have non-controlling interests ("NCI") are as follows:

Subsidiary / Operation	NCI owner	NCI as at Sept. 30, 2024	NCI as at Dec. 31, 2023	NCI as at Sept. 30, 2023
TransAlta Cogeneration L.P.	Canadian Power Holdings Inc.	49.99%	49.99%	49.99%
Kent Hills Wind LP	Natural Forces Technologies Inc.	17%	17%	17%
TransAlta Renewables Inc.(1)	Public shareholders	nil	nil	39.9%
(1)Non-controlling interest from Jan. 1, 2023 to Oct. 4, 2023 was 39.9%.
TransAlta Cogeneration, L.P. (“TA Cogen”) operates a portfolio of cogeneration facilities in Canada and owns 50 per cent of a dual-fuel generating facility.
Kent Hills Wind LP, a subsidiary, owns and operates the 167 MW Kent Hills (1, 2 and 3) wind facilities located in New Brunswick.
TransAlta Renewables Inc. ("TransAlta Renewables") was previously a non-wholly owned publicly traded entity that operated a portfolio of gas and renewable power generation facilities and owned economic interests in various other gas and renewable facilities of the Company.
On Oct. 5, 2023, the Company acquired all of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by TransAlta and certain of its affiliates.

	3 months ended Sept. 30		9 months ended Sept. 30
	2024	2023	2024	2023
Net earnings (loss) attributable to non-controlling interests
TransAlta Cogeneration L.P.	2	35	14	76
Kent Hills Wind LP(1)	(1)	N/A	—	N/A
TransAlta Renewables Inc.(1)	N/A	(2)	N/A	20
	1	33	14	96

Total comprehensive income (loss) attributable to non-controlling interests
TransAlta Cogeneration L.P.	2	35	14	76
Kent Hills Wind LP(1)	(1)	N/A	—	N/A
TransAlta Renewables Inc.(1)	N/A	(12)	N/A	(5)
	1	23	14	71

Distributions paid to non-controlling interests
TransAlta Cogeneration L.P.	10	50	34	129
Kent Hills Wind LP(1)	—	N/A	—	N/A
TransAlta Renewables Inc.(1)	N/A	25	N/A	75
	10	75	34	204
(1)On Oct. 5, 2023, the Company acquired all of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by TransAlta and certain of its affiliates. Subsequent to Oct. 5, 2023, no non-controlling interest exists for TransAlta Renewables. Prior to Oct 5, 2023, financial information related to the 17 per cent non-controlling interest in Kent Hills Wind LP was included in the financial information disclosed for TransAlta Renewables.

TransAlta Corporation	F14

As at	Sept. 30, 2024	Dec. 31, 2023
Equity attributable to non-controlling interests
TransAlta Cogeneration L.P.	(58)	(79)
Kent Hills Wind LP	(49)	(48)
	(107)	(127)
Non-controlling interests (per cent)
TransAlta Cogeneration L.P.	49.99	49.99
Kent Hills Wind LP	17.00	17.00
9. Accounts Payable

	Sept. 30, 2024	Dec. 31, 2023
Accounts payable and accrued liabilities	591	772
Interest payable	20	16
Collateral held (Note 11)	29	9
Accounts payable and accrued liabilities	640	797
10. Financial Instruments
A. Financial Assets and Liabilities — Classification and Measurement
Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value or amortized cost.
B. Fair Value of Financial Instruments
I. Level I, II and III Fair Value Measurements
The Level I, II and III classifications in the fair value hierarchy utilized by the Company are defined below. The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based on the lowest level input that is significant to the derivation of the fair value. The Level III classification is the lowest level classification in the fair value hierarchy.
a. Level I
Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
b. Level II
Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.
Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation and location differentials.
The Company’s commodity risk management Level II financial instruments include over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and interpolation formulas, where the inputs are readily observable.
In determining Level II fair values of other risk management assets and liabilities, the Company uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Company relies on similar interest or currency rate inputs and other third-party information such as credit spreads.
c. Level III
Fair values are determined using inputs for the assets or liabilities that are not readily observable.
For assets and liabilities that are recognized at fair value on a recurring basis, the Company determines whether

F15	TransAlta Corporation

transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
There were no changes in the Company's valuation processes, valuation techniques and types of inputs used in the fair value measurements during the period. For additional information, please refer to Note 14 of the 2023 audited annual consolidated financial statements.
II. Commodity Risk Management Assets and Liabilities
Commodity risk management assets and liabilities include risk management assets and liabilities that are used in the energy marketing and generation segments in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of these businesses.
Commodity risk management assets and liabilities classified by fair value levels as at Sept. 30, 2024, are as follows: Level I – $11 million net liability (Dec. 31, 2023 – $13 million net liability), Level II – $12 million net liability (Dec. 31, 2023 – $244 million net liability) and Level III – $142 million net liability (Dec. 31, 2023 – $147 million net liability).
Significant changes in commodity net risk management assets (liabilities) during the nine months ended Sept. 30, 2024, are primarily attributable to contract settlements and volatility in market prices across multiple markets on existing contracts.
The following table summarizes the key factors impacting the fair value of the Level III commodity risk management assets and liabilities by classification during the nine months ended Sept. 30, 2024 and 2023, respectively:

	9 months ended Sept. 30, 2024			9 months ended Sept. 30, 2023
	Hedge(1)	Non-hedge	Total	Hedge	Non-hedge	Total
Opening balance	—	(147)	(147)	(347)	(435)	(782)
Changes attributable to:
Market price changes on existing contracts	—	(21)	(21)	(53)	59	6
Market price changes on new contracts	—	8	8	—	(24)	(24)
Contracts settled	—	24	24	214	253	467
Change in foreign exchange rates	—	(6)	(6)	2	1	3
Net risk management liabilities at end of period	—	(142)	(142)	(184)	(146)	(330)
Additional Level III information:
Gains recognized in other comprehensive income	—	—	—	(51)	—	(51)
Total gains (losses) included in earnings before income taxes	—	(19)	(19)	(214)	36	(178)
Unrealized gains included in earnings before income taxes relating to net liabilities held at period end	—	5	5	—	289	289
(1)The Company has a long-term fixed price power sale contract in the US for delivery of power. The fair value of this instrument was transferred out of Level III to Level II as at Dec. 31, 2023 as the forward price curve is now based on observable market prices for the remaining duration of the contract.
As at Sept. 30, 2024, the total Level III risk management asset balance was $90 million (Dec. 31, 2023 – $56 million) and Level III risk management liability balance was $232 million (Dec. 31, 2023 – $203 million). The increase in risk management assets was driven by favourable market movements offset by the increase in risk management liabilities due to unfavourable price movements.
The information on risk management contracts or groups of risk management contracts that are included in Level III measurements and the related unobservable inputs and sensitivities are outlined in the following table.
These include the effects on fair value of discounting, liquidity and credit value adjustments; however, the potential offsetting effects of Level II positions are not considered. Sensitivity ranges for the base fair values are determined using reasonably possible alternative assumptions for the key unobservable inputs, which may include forward commodity prices, volatility in commodity prices and correlations, delivery volumes, escalation rates and cost of supply.
Included in the Level III classification are several long-term wind energy sales, including contracts for differences and

TransAlta Corporation	F16

virtual power purchase agreements, that are recognized as derivatives for accounting purposes. The sensitivity reflects the potential impacts on the fair value of these long-term wind agreements. These long-term wind energy sales are backed by physical assets to effectively reduce our market risk.

As at	Sept. 30, 2024
Description	Valuation technique	Unobservable input	Reasonably possible change	Sensitivity(1)
Coal transportation – US	Numerical derivative valuation	Volatility	80% to 120%	+1
		Rail rate escalation	zero to 10%	-1
Long-term wind energy sale – Eastern US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$6	+40
		Illiquid future REC prices (per unit)	Price decrease of US$12 or increase of US$8
		Wind discounts	0% decrease or 6% increase	-29
Long-term wind energy sale – Canada	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$67 or increase of C$10	+65
		Wind discounts	12% decrease or 5% increase	-15
Long-term wind energy sale - Central US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$2 or increase of US$6	+48
		Wind discounts	9% decrease or 2% increase	-107
(1)Sensitivity represents the total increase or decrease in recognized fair value that could arise from the use of the reasonably possible changes of all unobservable inputs.

As at	Dec. 31, 2023
Description	Valuation technique	Unobservable input	Reasonably possible change	Sensitivity(1)
Coal transportation – US	Numerical derivative valuation	Volatility	80% to 120%	+6
		Rail rate escalation	zero to 10%	-4
Long-term wind energy sale – Eastern US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$6	+24
		Illiquid future REC prices (per unit)	Price decrease of US$12 or increase of US$8
		Wind discounts	0% decrease or 9% increase	-28
Long-term wind energy sale – Canada	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$81 or increase of C$5	+65
		Wind discounts	16% decrease or 5% increase	-23
Long-term wind energy sale – Central US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease US$1 or increase of US$2	+81
		Wind discounts	5% decrease or 2% increase	-36
(1)Sensitivity represents the total increase or decrease in recognized fair value that would arise from the use of the reasonably possible changes of all unobservable inputs.

F17	TransAlta Corporation

a. Coal Transportation – US
The Company has a coal rail transport agreement that includes an upside sharing mechanism until Dec. 31, 2025. Option pricing techniques have been utilized to value the obligation associated with this component of the agreement.
b. Long-Term Wind Energy Sale – Eastern US
The Company is party to a long-term contract for differences ("CFD") for the offtake of 100 per cent of the generation from its 90 MW Big Level wind facility. The CFD, together with the sale of electricity generated into the PJM Interconnection at the prevailing real-time energy market price, achieve the fixed contract price per MWh on proxy generation. Under the CFD, if the market price is lower than the fixed contract price, the customer pays the Company the difference, and if the market price is higher than the fixed contract price, the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The contract matures in December 2034. The contract is accounted for as a derivative. Changes in fair value are presented in revenue.
c. Long-Term Wind Energy Sale – Canada
The Company is party to two Virtual Power Purchase Agreements ("VPPAs") for the offtake of 100 per cent of the generation from its 130 MW Garden Plain wind facility. The VPPAs, together with the sale of electricity generated into the Alberta power market at the pool price, achieve the fixed contract prices per MWh. Under the VPPAs, if the pool price is lower than the fixed contract price, the customer pays the Company the difference, and if the pool price is higher than the fixed contract price, the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. Both VPPAs commenced on commercial operation in August 2023, and extend for a weighted average of approximately 17 years.
The energy components of these contracts are accounted for as derivatives. Changes in fair value are presented in revenue.
d. Long-Term Wind Energy Sale – Central US
The Company is party to two long-term VPPAs for the offtake of 100 per cent of the generation from its 300 MW
White Rock East and White Rock West wind power facilities. The VPPAs, together with the sale of electricity generated into the US Southwest Power Pool ("SPP") market at the relevant price nodes, achieve the fixed contract prices per MWh. Under the VPPAs, if the SPP pricing is lower than the fixed contract price, the customer pays the Company the difference, and if the SPP pricing is higher than the fixed contract price, the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The VPPAs commenced on commercial operation on Jan. 1, 2024 for White Rock West and April 22, 2024 for White Rock East.
The Company is also party to a VPPA for the offtake of 100 per cent of the generation from its 200 MW Horizon Hill wind power facility. The VPPA, together with the sale of electricity generated into the SPP market at the relevant price node, achieve the fixed contract price per MWh. Under the VPPA, if the SPP pricing is lower than the fixed contract price, the customer pays the Company the difference, and if the SPP pricing is higher than the fixed contract price, the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The VPPA commenced on commercial operation on May 21, 2024.
The energy components of these contracts are accounted for as derivatives. Changes in fair value are presented in revenue.
III. Other Risk Management Assets and Liabilities
Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in managing exposures on non-energy marketing transactions such as interest rates, the net investment in foreign operations and other foreign currency risks. Hedge accounting is not always applied.
Other risk management assets and liabilities with a total net asset fair value of $5 million as at Sept. 30, 2024 (Dec. 31, 2023 – $19 million net asset) are classified as Level II fair value measurements.

TransAlta Corporation	F18

IV. Other Financial Assets and Liabilities
The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value(1)		Total carrying value(1)
	Level II	Total
Exchangeable Securities — Sept. 30, 2024	733	733	747
Long-term debt — Sept. 30, 2024	3,116	3,116	3,273
Loan receivable — Sept. 30, 2024	26	26	26
Exchangeable Securities — Dec. 31, 2023	718	718	744
Long-term debt — Dec. 31, 2023	3,104	3,104	3,323
Loan receivable — Dec. 31, 2023	26	26	26
(1)Includes current portion.
The fair values of the Company’s debentures, senior notes and exchangeable securities are determined using prices observed in secondary markets. Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.
The carrying amount of other short-term financial assets and liabilities (cash and cash equivalents, restricted cash, trade accounts receivable, collateral provided, bank overdraft, accounts payable and accrued liabilities, collateral held and dividends payable) approximates fair value due to the liquid nature of the asset or liability. The fair values of the finance lease receivables approximate the carrying amounts as the amounts receivable represent cash flows from repayments of principal and interest.
C. Inception Gains and Losses
The majority of derivatives traded by the Company are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using inputs that are not readily observable. Refer to section B of this Note 10 above for the fair value Level III valuation techniques used. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings (loss) only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions are identified that are substantially the same, or a valuation technique is identified that uses observable market inputs. Where these criteria are not met, the difference is deferred on the condensed consolidated statements of financial position in risk management assets or liabilities and is recognized in net earnings (loss) over the term of the related contract. The difference between the transaction price and the fair value determined using a valuation model, yet to be recognized in net earnings (loss) and a reconciliation of changes is as follows:

9 months ended Sept. 30	2024	2023
Unamortized net gain (loss) at beginning of period	3	(213)
New inception gains	18	35
Change resulting from amended contract	2	28
Change in foreign exchange rates	(1)	1
Amortization recorded in net earnings during the period	(13)	(23)
Unamortized net gain (loss) at end of period	9	(172)

F19	TransAlta Corporation

11. Risk Management Activities
A. Risk Management Strategy
The Company is exposed to market risk from changes in commodity prices, foreign exchange rates, interest rates, credit risk and liquidity risk. These risks affect the Company’s earnings and the value of associated financial instruments that the Company holds. In certain cases, the Company seeks to minimize the effects of these risks by using derivatives to hedge its risk exposures. The
Company’s risk management strategy, policies and controls are designed to ensure that the risks it assumes comply with the Company’s internal objectives and its risk tolerance. For additional information on the Company's Risk Management Activities please refer to Note 15 of the 2023 audited annual consolidated financial statements.
B. Net Risk Management Assets and Liabilities
Aggregate net risk management assets (liabilities) are as follows:

As at Sept. 30, 2024
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(7)	41	34
Long-term	(10)	(189)	(199)
Net commodity risk management liabilities	(17)	(148)	(165)
Other
Current	—	5	5
Long-term	—	—	—
Net other risk management assets	—	5	5
Total net risk management liabilities	(17)	(143)	(160)

As at Dec. 31, 2023
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(125)	(53)	(178)
Long-term	(80)	(146)	(226)
Net commodity risk management liabilities	(205)	(199)	(404)
Other
Current	—	15	15
Long-term	—	4	4
Net other risk management assets	—	19	19
Total net risk management liabilities	(205)	(180)	(385)

TransAlta Corporation	F20

C. Nature and Extent of Risks Arising from Financial Instruments
I. Market Risk
i. Commodity Price Risk Management – Proprietary Trading
The Company’s Energy Marketing segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue and gain market information.
A Value at Risk ("VaR") measure gives, for a specific confidence level, an estimated maximum pre-tax loss that could be incurred over a specified period of time. VaR is used to determine the potential change in value of the Company’s proprietary trading portfolio, over a three-day period within a 95 per cent confidence level, resulting from normal market fluctuations. Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur. VaR at Sept. 30, 2024, associated with the Company’s proprietary trading activities was $2 million (Dec. 31, 2023 – $4 million).
ii. Commodity Price Risk – Generation
The generation segments utilize various commodity contracts to manage the commodity price risk associated with electricity generation, fuel purchases, emissions and byproducts, as considered appropriate. A Commodity
Exposure Management Policy is prepared and approved annually, which outlines the intended hedging strategies associated with the Company’s generation assets and related commodity price risks. Controls also include restrictions on authorized instruments, management reviews on individual portfolios and approval of asset transactions that could add potential volatility to the Company’s reported net earnings.
VaR at Sept. 30, 2024, associated with the Company’s commodity derivative instruments used in generation hedging activities was $13 million (Dec. 31, 2023 – $23 million). For positions and economic hedges that do not meet hedge accounting requirements or for short-term optimization transactions such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs. VaR at Sept. 30, 2024, associated with these transactions was $8 million (Dec. 31, 2023 – $16 million). For the market risk related to long-term wind energy sales, which are backed by physical assets to effectively reduce our market risk, refer to the Level III measurements table and the related unobservable inputs and sensitivities in Note 10(B)(II).

II. Credit Risk
The Company uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. The following table outlines the Company’s maximum exposure to credit risk without taking into account collateral held, including the distribution of credit ratings, as at Sept. 30, 2024:

	Investment grade (per cent)	Non-investment grade (per cent)	Total (per cent)	Total amount
Trade and other receivables(1)	75	25	100	783
Long-term finance lease receivable	100	—	100	205
Risk management assets(1)	54	46	100	332
Loans receivable(2)	—	100	100	26
Total				1,346
(1)Letters of credit and cash and cash equivalents are the primary types of collateral held as security related to these amounts.
(2)Includes $26 million loans receivable included within other assets with counterparties that have no external credit rating.
The Company did not have material expected credit losses as at Sept. 30, 2024. The Company’s maximum exposure to credit risk at Sept. 30, 2024, without taking into account collateral held or right of set-off, is represented by the current carrying amounts of receivables and risk management assets as per the condensed consolidated statements of financial position. Letters of credit and cash are the primary types of collateral held as security related to these amounts. The maximum credit exposure to any one customer for commodity trading operations and hedging, including the fair value of open trading, net of any collateral held, at Sept. 30, 2024, was $82 million (Dec. 31, 2023 – $23 million).
III. Liquidity Risk
The Company has sufficient existing liquidity available to meet its upcoming debt maturities. The next major debt repayment is scheduled for September 2025. Our highly diversified asset portfolio, by both fuel type and operating region, and our long-term contracted asset base provide stability in our cash flows.

F21	TransAlta Corporation

Liquidity risk relates to the Company’s ability to access capital to be used for capital projects, debt refinancing, proprietary trading activities, commodity hedging and general corporate purposes.
A maturity analysis of the Company's financial liabilities is as follows:

	2024	2025	2026	2027	2028	2029 and thereafter	Total
Accounts payable and accrued liabilities	640	—	—	—	—	—	640
Long-term debt(1)	36	541	143	153	165	2,272	3,310
Exchangeable Securities(2)	—	—	—	—	—	750	750
Commodity risk management liabilities	(27)	11	—	10	10	161	165
Other risk management assets	(5)	—	—	—	—	—	(5)
Lease liabilities	1	4	4	4	4	127	144
Interest on long-term debt and lease liabilities(3)	60	188	163	154	147	763	1,475
Interest on exchangeable securities(2)(3)	13	53	53	53	52	12	236
Dividends payable	18	—	—	—	—	—	18
Total	736	797	363	374	378	4,085	6,733
(1)Excludes impact of hedge accounting and derivatives.
(2)Cash payment may occur after Dec. 31, 2028 if the Exchangeable Securities are not exchanged by Brookfield. TransAlta has the right after Dec. 31, 2028, to redeem for cash all or any portion of the Exchangeable Securities for the original subscription price, plus any accrued but unpaid interest or dividends payable, provided the minimum proceeds to Brookfield for each redemption (other than the final redemption) is not less than $100 million and provided all exchangeable securities must be redeemed within 36 months of the first optional redemption. The Exchangeable Securities are classified as current as they can be exchanged at Brookfield's option, at the earliest, on Jan. 1, 2025, although there is no obligation to deliver cash equivalent resources and the holder cannot call for repayment. Refer to Note 2 for more details.
(3)Not recognized as a financial liability on the condensed consolidated statements of financial position.
D. Collateral
I. Financial Assets Provided as Collateral
At Sept. 30, 2024, the Company provided $166 million (Dec. 31, 2023 – $145 million) in cash and cash equivalents as collateral to regulated clearing agents as security for commodity trading activities. These funds are held in segregated accounts by the clearing agents. Collateral provided is included within trade and other receivables in the condensed consolidated statements of financial position. At Sept. 30, 2024, the Company provided $20 million (Dec. 31, 2023 - $19 million) in surety bonds as security for commodity trading activities.
II. Financial Assets Held as Collateral
At Sept. 30, 2024, the Company held $29 million (Dec. 31, 2023 – $9 million) in cash collateral associated with counterparty obligations. Under the terms of the contracts, the Company may be obligated to pay interest on the outstanding balances and to return the principal when the counterparties have met their contractual obligations or when the amount of the obligation declines as a result of changes in market value. Interest payable to the counterparties on the collateral received is calculated in accordance with each contract. Collateral held is related to physical and financial derivative transactions in a net asset position and is included in accounts payable and accrued liabilities in the condensed consolidated statements of financial position.
III. Contingent Features in Derivative Instruments
Collateral is posted in the normal course of business based on the Company’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Company’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.
At Sept. 30, 2024, the Company had posted collateral of $377 million (Dec. 31, 2023 – $392 million) in the form of letters of credit on physical and financial derivative transactions in a net liability position. Certain derivative agreements contain credit-risk-contingent features, which if triggered could result in the Company having to post an additional $116 million (Dec. 31, 2023 – $154 million) of collateral to its counterparties.

TransAlta Corporation	F22

12. Finance Lease Receivables
Amounts receivable under the Company’s finance leases include the Mount Keith 132kV expansion (2024), Northern Goldfields solar facilities (2024 and 2023), the Poplar Creek cogeneration facility (2024 and 2023), and are as follows:

As at	Sept. 30, 2024		Dec. 31, 2023
	Minimum lease receipts	Present value of minimum lease receipts	Minimum lease receipts	Present value of minimum lease receipts
Within one year	35	34	28	28
Second to fifth years inclusive	138	117	112	98
More than five years	156	75	117	64
	329	226	257	190
Less: unearned finance lease income	103	—	67	—
Total finance lease receivables	226	226	190	190

Included in the condensed consolidated statements of financial position as:
Current portion of finance lease receivables (Note 9)	21		19
Long-term portion of finance lease receivables	205		171
Total finance lease receivables	226		190
In the first quarter of 2024, the Mount Keith 132kV expansion was completed. As a result, the Company derecognized assets under construction and recognized a finance lease receivable of $48 million.
13. Property, Plant and Equipment
During the three and nine months ended Sept. 30, 2024, the Company had additions of $74 million and $200 million, respectively, mainly related to assets under construction for the White Rock and Horizon Hill wind facilities, which were commissioned in the first and second quarters of 2024, and planned major maintenance. As outlined in Note 12, $48 million related to the Mount Keith 132kV expansion was derecognized from assets under construction and recognized as a finance lease receivable in the first quarter of 2024.
During the three and nine months ended Sept. 30, 2024, the Company capitalized nil and $16 million, respectively, (Sept. 30, 2023 – $15 million and $41 million, respectively) of interest to property, plant and equipment at a weighted average rate of 6.5 per cent (Sept. 30, 2023 – 6.3 per cent).

F23	TransAlta Corporation

14. Decommissioning and Other Provisions
The change in decommissioning and other provision balances is as follows:

	Decommissioning and restoration	Other provisions	Total
Balance, Dec. 31, 2023	656	33	689
Liabilities incurred	6	2	8
Liabilities settled	(29)	(4)	(33)
Accretion (Note 6)	36	—	36
Revisions in estimated cash flows	11	11	22
Revisions in discount rates	21	—	21
Change in foreign exchange rates	3	—	3
Balance, Sept. 30, 2024	704	42	746

Included in the condensed consolidated statements of financial position as:
As at	Sept. 30, 2024	Dec. 31, 2023
Current portion	78	35
Non-current portion	668	654
Total Decommissioning and other provisions	746	689
A. Decommissioning and Restoration
During the nine months ended Sept. 30, 2024, the decommissioning and restoration provision increased by $11 million due to revisions in estimated cash flows for certain Gas and Hydro assets. Operating assets included in PP&E increased by $5 million and $6 million was recognized as an impairment charge in net earnings related to retired assets.
During the nine months ended Sept. 30, 2024, revisions in discount rates increased the decommissioning and restoration provision by $21 million due to a decrease in discount rates, largely driven by decreases in long-term market benchmark rates. On average, discount rates decreased compared to 2023, with rates ranging from 5.6 to 8.7 per cent as at Sept. 30, 2024. This has resulted in a corresponding increase in PP&E of $13 million on operating assets and the recognition of a $8 million impairment charge in net earnings related to retired assets.

B. Other Provisions
Other provisions include provisions arising from ongoing business activities, amounts related to commercial disputes between the Company and customers or suppliers and onerous contract provisions. Information about the expected timing of settlement and uncertainties that could impact the amount or timing of settlement has not been provided as this may impact the Company’s ability to settle the provisions in the most favourable manner.

TransAlta Corporation	F24

15. Credit Facilities, Long-Term Debt and Lease Liabilities
A.Amounts Outstanding Related to Credit Facilities
The Company's credit facilities are summarized in the table below:

As at Sept. 30, 2024		Utilized
Credit Facilities	Facility size	Outstanding letters of credit(1)	Cash drawings	Available capacity	Maturity date
Committed
Syndicated credit facility	1,950	455	—	1,495	Q2 2028
Bilateral credit facilities	240	158		82	Q2 2026
Term Facility	400	—	400	—	Q3 2025
Total Committed	2,590	613	400	1,577
Non-Committed
Demand facilities	400	204	—	196	N/A
Total Non-Committed	400	204	—	196
(1)TransAlta has obligations to issue letters of credit and cash collateral to secure potential liabilities to certain parties, including those related to potential environmental obligations, commodity risk management and hedging activities, pension plan obligations, construction projects and purchase obligations. Letters of credit drawn against the non-committed facilities reduce the available capacity under the committed syndicated credit facilities. At Sept. 30, 2024, TransAlta provided cash collateral of $166 million.
In the second quarter of 2024, the Term Facility of $400 million was renewed with the maturity extended by one year to September 2025. The syndicated credit facility and bilateral credit facilities were also extended by one year to June 2028 and June 2026, respectively.
The credit facilities are the primary source of short-term liquidity after the cash flow generated from the Company's business. The Company is in compliance with the terms of the credit facilities and all undrawn amounts are fully available. Letters of credit in the amount of $204 million were issued from non-committed demand facilities; these obligations are backstopped and reduced the available capacity on the committed credit facilities. In addition to the net $1.8 billion of committed capacity available under the credit facilities, the Company had $401 million of available cash and cash equivalents as at Sept. 30, 2024.
TransAlta's debt has terms and conditions, including financial covenants, that are considered normal and customary. As at Sept. 30, 2024, the Company was in compliance with all debt covenants.
B. Restrictions Related to Non-Recourse Debt and Other Debt
The Melancthon Wolfe Wind LP, Pingston Power Inc., TAPC Holdings LP, New Richmond Wind LP, Kent Hills Wind LP, Windrise Wind LP, TEC Hedland Pty Ltd non-recourse bonds and the TransAlta OCP LP bond, with a total carrying value of $1.4 billion as at Sept. 30, 2024 (Dec. 31, 2023 – $1.7 billion) are subject to customary financing conditions and covenants that may restrict the Company’s ability to access funds generated by the facilities’ operations. Upon meeting certain distribution tests, typically performed once per quarter, the funds are able to be distributed by the subsidiary entities to their respective parent entity. These conditions include meeting a debt service coverage ratio prior to distribution, which was met by these entities in the third quarter of 2024, with the exception of Kent Hills Wind LP. The funds in the entity will remain restricted until the next debt service coverage test can be performed in the fourth quarter of 2024. At Sept. 30, 2024, cash of $56 million (Dec. 31, 2023 – $79 million) was subject to these financial restrictions.
At Sept. 30, 2024, funds of $7 million (AU$8 million) were held by TEC Hedland Pty Ltd and were not accessible by other corporate entities, as the funds must be solely used by the project entities for the purpose of paying major maintenance costs.

F25	TransAlta Corporation

C. Restricted Cash
As at Sept. 30, 2024, the Company had $17 million (Dec. 31, 2023 – $17 million) of restricted cash related to the TransAlta OCP bonds, which was required to be held in a debt service reserve account to fund scheduled future debt repayments. The Company also had restricted cash of $49 million (Dec. 31, 2023 – $52 million) related to the TEC
Hedland Pty Ltd bond. These cash reserves are required to be held under commercial arrangements and for debt service, which may be replaced by letters of credit in the future. Additionally, certain non-recourse bonds require that certain reserve accounts be established and funded through cash held on deposit and/or by providing letters of credit.
16. Defined Benefit Obligation and Other Long-Term Liabilities
The components of defined benefit obligation and other long-term liabilities are as follows:

	Sept. 30, 2024	Dec. 31, 2023
Defined benefit obligation	147	155
Retail power contract liability	54	83
Other	11	13
Total	212	251
The liability for pension and post-employment benefits and associated costs included in compensation expenses are impacted by estimates related to changes in key actuarial assumptions, including discount rates. The defined benefit obligation has decreased by $8 million to $147 million as at Sept. 30, 2024, from $155 million as at Dec 31, 2023.
The retail power contract liability represents an obligation arising from the purchase and sale agreement for customer retail contracts to deliver power, gas and power and gas financial swaps. The retail power contract liabilities acquired represent certain off-market retail power customer contracts for which fair value was determined as the present value of the amount by which contract terms deviated from the terms that a market participant could have achieved at the closing date. The retail contract liability is amortized to depreciation over the remaining term of the contracts based on volumes that will be delivered each month.
17. Common Shares
A. Issued and Outstanding
TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

9 months ended Sept. 30	2024		2023
	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	306.9	3,285	268.1	2,863
Reversal (provision) for repurchase of common shares under ASPP	1.7	19	—	—
Purchased and cancelled under the NCIB(1)(2)	(11.8)	(128)	(6.1)	(65)
Share-based payment plans	0.8	9	0.8	6
Stock options exercised	0.9	6	0.6	4
Issued and outstanding, end of period	298.5	3,191	263.4	2,808
(1)The nine months ended Sept. 30, 2024, includes $2 million of tax on share buybacks (Sept. 30, 2023 - nil) on the fair value of the shares repurchased.
(2)Shares purchased by the Corporation under the NCIB (as defined below) are recognized as a reduction to share capital equal to the average carrying value of the common shares. Any difference between the aggregate purchase price and the average carrying value of the common shares is recorded in retained earnings (deficit).

TransAlta Corporation	F26

B. Normal Course Issuer Bid ("NCIB") Program
The effects of the Company's purchase and cancellation of common shares during the period are as follows:

9 months ended Sept. 30	2024	2023
Total shares purchased	11,814,700	6,112,900
Average purchase price per share(1)	9.65	11.62
Total cost (millions)(1)(2)	114	71
Book value of shares cancelled	128	65
Amount recorded in deficit	14	(6)
(1)The nine months ended Sept. 30, 2024, includes $2 million of tax on share buybacks (Sept. 30, 2023 - nil) on the fair value of the shares repurchased.
(2)For the nine months ended Sept. 30, 2023, there were shares repurchased in 2022 but were not cancelled due to the timing differences between the transaction date and the settlement date, and $2 million was paid in 2023.
On May 27, 2024, the Company announced that it received approval from the Toronto Stock Exchange to repurchase up to a maximum of 14 million common shares during the 12-month period that commenced May 31, 2024 and terminates May 30, 2025. Any common shares purchased under the NCIB will be cancelled.
C. Dividends
On Oct. 23, 2024, the Company declared a quarterly dividend of $0.06 per common share, payable on Jan. 1, 2025.
There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.
18. Preferred Shares
A. Issued and Outstanding
All preferred shares issued and outstanding are non-voting cumulative redeemable fixed or floating rate first preferred shares.

	Sept. 30, 2024		Dec. 31, 2023
Series(1)	Number of shares (millions)	Amount	Number of shares (millions)	Amount
Series A	9.6	235	9.6	235
Series B	2.4	58	2.4	58
Series C	10.0	243	10.0	243
Series D	1.0	26	1.0	26
Series E	9.0	219	9.0	219
Series G	6.6	161	6.6	161
Issued and outstanding, end of period	38.6	942	38.6	942
(1)The Series I Preferred Shares are accounted for as long-term debt and the exchangeable preferred share dividends are reported as interest expense.

F27	TransAlta Corporation

B. Dividends
On Oct. 23, 2024, the Company declared a quarterly dividend of $0.17981 per share on the Series A preferred shares, $0.39182 per share on the Series B preferred shares, $0.36588 per share on the Series C preferred shares, $0.45906 per share on the Series D preferred shares, $0.43088 per share on the Series E preferred shares and $0.42331 per share on the Series G preferred shares, payable on Dec. 31, 2024.
19. Commitments and Contingencies
Commitments
The Company has not incurred any additional contractual commitments in the nine months ended Sept. 30, 2024, either directly or through its interests in joint operations and joint ventures. Refer to the commitments disclosed elsewhere in the financial statements and those in Note 36 of the 2023 audited annual consolidated financial statements.
Natural Gas Transportation Contracts
The Company has natural gas transportation contracts, which include 15-year natural gas transportation agreements for a total of up to 400 terajoules ("TJ") per day on a firm basis, related to the Sundance and Keephills facilities, ending in 2036 to 2038. The Company is currently utilizing 200 TJ per day on average, and up to 350 TJ per day during peak demand periods, and also remarkets a portion of the excess capacity. In addition, there is an eight-year natural gas transportation agreements for 75 TJ per day on a firm basis, related to the Sheerness facility, ending in 2030 to 2031.
Contingencies
TransAlta is occasionally named as a party in various claims and legal and regulatory proceedings that arise during the normal course of its business. The Company reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Company’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Company responds as required. For the current material outstanding contingencies, please refer to Note 36 of the 2023 audited annual consolidated financial statements. There were no material changes to the contingencies in the nine months ended Sept. 30, 2024.
20. Segment Disclosures
A. Description of Reportable Segments
The following tables provides each segment's results in the format that the TransAlta’s President and Chief Executive Officer (the chief operating decision maker) ("CODM"), reviews the Company's segments to make operating decisions and assess performance. The tables below show the reconciliation of the total segmented results and adjusted EBITDA to the statement of earnings reported under IFRS.
For internal reporting purpose, the earnings information from the Company's investment in Skookumchuck has been presented in the Wind and Solar segment on a proportionate basis. Information on a proportionate basis reflects the Company's share of Skookumchuck's statement of earnings on a line-by-line basis. Proportionate financial information is not and is not intended to be, presented in accordance with IFRS. Under IFRS, the investment in Skookumchuck has been accounted for as a joint venture using the equity method.

TransAlta Corporation	F28

B. Reported Adjusted Segment Earnings and Segment Assets
Reconciliation of Adjusted EBITDA to Earnings before Income Tax

3 months ended Sept. 30, 2024	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity- accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	105	2	314	165	55	—	641	(3)	—	638
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	1	74	(5)	(8)	(3)	—	59	—	(59)	—
Realized gain (loss) on closed exchange positions	—	—	(3)	—	12	—	9	—	(9)	—
Decrease in finance lease receivable	—	—	5	—	—	—	5	—	(5)	—
Finance lease income	—	1	2	—	—	—	3	—	(3)	—
Unrealized foreign exchange loss on commodity	—	—	1	—	—	—	1	—	(1)	—
Adjusted revenues	106	77	314	157	64	—	718	(3)	(77)	638
Fuel and purchased power	4	5	100	104	—	—	213	—	—	213
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	4	5	99	104	—	—	212	—	1	213
Carbon compliance	—	—	40	1	—	—	41	—	—	41
Gross margin	102	72	175	52	64	—	465	(3)	(78)	384
OM&A	13	26	43	17	10	35	144	(1)	—	143
Reclassifications and adjustments:
Acquisition and integration costs	—	—	—	—	—	(1)	(1)	—	1	—
Adjusted OM&A	13	26	43	17	10	34	143	(1)	1	143
Taxes, other than income taxes	—	5	3	1	—	1	10	—	—	10
Net other operating income	—	(3)	(10)	—	—	—	(13)	—	—	(13)
Adjusted EBITDA(2)	89	44	139	34	54	(35)	325
Equity income										(1)
Finance lease income										3
Depreciation and amortization										(133)
Asset impairment charges										(20)
Interest income										4
Interest expense										(83)
Foreign exchange loss										(6)
Gain on sale of assets and other										1
Earnings before income taxes										9
(1)The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

F29	TransAlta Corporation

3 months ended Sept. 30, 2023	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity- accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	163	62	522	188	86	—	1,021	(4)	—	1,017
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	—	4	(112)	5	(67)	—	(170)	—	170	—
Realized gain on closed exchange positions	—	—	4	—	8	—	12	—	(12)	—
Decrease in finance lease receivable	—	—	14	—	—	—	14	—	(14)	—
Finance lease income	—	—	2	—	—	—	2	—	(2)	—
Unrealized foreign exchange gain on commodity	—	—	—	—	(1)	—	(1)	—	1	—
Adjusted revenues	163	66	430	193	26	—	878	(4)	143	1,017
Fuel and purchased power	4	6	111	148	—	—	269	—	—	269
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	4	6	110	148	—	—	268	—	1	269
Carbon compliance	—	—	28	—	—	—	28	—	—	28
Gross margin	159	60	292	45	26	—	582	(4)	142	720
OM&A	9	20	45	15	13	30	132	(1)	—	131
Taxes, other than income taxes	—	4	3	1	—	—	8	—	—	8
Net other operating income	—	(1)	(10)	—	—	—	(11)	—	—	(11)
Adjusted EBITDA(2)	150	37	254	29	13	(30)	453
Finance lease income										2
Depreciation and amortization										(140)
Asset impairment reversals										58
Interest income										16
Interest expense										(69)
Foreign exchange loss										(5)
Loss on sale of assets and other										(1)
Earnings before income taxes										453
(1)The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

TransAlta Corporation	F30

9 months ended Sept. 30, 2024	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity- accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	316	253	1,031	461	154	(34)	2,181	(14)	—	2,167
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	(3)	61	(86)	(28)	(5)	—	(61)	—	61	—
Realized gain (loss) on closed exchange positions	—	—	8	—	(16)	—	(8)	—	8	—
Decrease in finance lease receivable	—	1	14	—	—	—	15	—	(15)	—
Finance lease income	—	4	5	—	—	—	9	—	(9)	—
Unrealized foreign exchange loss on commodity	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted revenues	313	319	971	433	133	(34)	2,135	(14)	46	2,167
Fuel and purchased power	13	22	339	316	—	—	690	—	—	690
Reclassifications and adjustments:
Australian interest income	—	—	(3)	—	—	—	(3)	—	3	—
Adjusted fuel and purchased power	13	22	336	316	—	—	687	—	3	690
Carbon compliance	—	—	106	1	—	(34)	73	—	—	73
Gross margin	300	297	529	116	133	—	1,375	(14)	43	1,404
OM&A	39	70	131	50	29	105	424	(3)	—	421
Reclassifications and adjustments:
Acquisition and integration costs	—	—	—	—	—	(8)	(8)	—	8	—
Adjusted OM&A	39	70	131	50	29	97	416	(3)	8	421
Taxes, other than income taxes	2	13	9	3	—	1	28	(1)	—	27
Net other operating income	—	(7)	(30)	—	—	—	(37)	—	—	(37)
Adjusted EBITDA(2)	259	221	419	63	104	(98)	968
Equity income										3
Finance lease income										9
Depreciation and amortization										(388)
Asset impairment charges										(26)
Interest income										19
Interest expense										(232)
Foreign exchange loss										(12)
Gain on sale of assets and other										4
Earnings before income taxes										370
(1)The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

F31	TransAlta Corporation

9 months ended Sept. 30, 2023	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity- accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	456	263	1,268	576	181	1	2,745	(14)	—	2,731
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	(2)	(4)	(120)	(12)	42	—	(96)	—	96	—
Realized loss on closed exchange positions	—	—	(13)	—	(95)	—	(108)	—	108	—
Decrease in finance lease receivable	—	—	40	—	—	—	40	—	(40)	—
Finance lease income	—	—	10	—	—	—	10	—	(10)	—
Adjusted revenues	454	259	1,185	564	128	1	2,591	(14)	154	2,731
Fuel and purchased power	14	22	326	419	—	1	782	—	—	782
Reclassifications and adjustments:
Australian interest income	—	—	(3)	—	—	—	(3)	—	3	—
Adjusted fuel and purchased power	14	22	323	419	—	1	779	—	3	782
Carbon compliance	—	—	85	—	—	—	85	—	—	85
Gross margin	440	237	777	145	128	—	1,727	(14)	151	1,864
OM&A	35	55	136	46	33	86	391	(2)	—	389
Taxes, other than income taxes	2	11	11	3	—	—	27	(1)	—	26
Net other operating income	—	(4)	(30)	—	—	—	(34)	—	—	(34)
Adjusted EBITDA(2)	403	175	660	96	95	(86)	1,343
Equity income										1
Finance lease income										10
Depreciation and amortization										(489)
Asset impairment reversals										74
Interest income										47
Interest expense										(215)
Gain on sale of assets and other										4
Earnings before income taxes										915
(1)The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

TransAlta Corporation	F32

21. Related-Party Transactions
Transactions with Associates
In connection with the Exchangeable Securities issued to Brookfield, the Investment Agreement entitles Brookfield to nominate two directors to the TransAlta Board. This allows Brookfield to participate in the financial and operating policy decisions of the Company and, as such, they are considered associates of the Company.
The Company may, in the normal course of operations, enter into transactions on market terms with associates that have been measured at exchange value and recognized in the condensed consolidated financial statements, including power purchase and sale agreements, derivative contracts and asset management fees. Transactions and balances between the Company and associates do not eliminate. Refer to Note 25 and 35 of the 2023 audited annual consolidated financial statements.
Transactions with Brookfield include the following:

	3 months ended Sept. 30		9 months ended Sept. 30
	2024	2023	2024	2023
Power sales	18	37	49	111
22. Subsequent Events
Mothballing of Sundance Unit 6
On Nov. 4, 2025, the Company provided notice to the Alberta Electric System Operator that Sundance Unit 6 will be temporarily mothballed on April 1, 2025, for a period of up to two years depending on market conditions. TransAlta maintains the flexibility to return the mothballed unit to service when market fundamentals or opportunities to contract are secured. The unit remains available and fully operational for the upcoming winter season.

F33	TransAlta Corporation